Exhibit 5.1

May 6, 2011

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Re: Registration Statement on Form S-3 (Registration No. 333-160974)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on August 3, 2009 by Green Mountain Coffee Roasters, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the base prospectus dated August 3, 2009 (the “Base Prospectus”) and the prospectus supplement dated May 5, 2011 (together with the Base Prospectus, the “Prospectus”) filed on or about the date hereof pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the offering by the Company of up to 8,189,544 shares (9,479,544 shares if the underwriters’ over-allotment option is exercised in full) (the “Company Shares”) and by certain stockholders of the Company of up to 410,456 shares of common stock, par value $0.10 per share (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”), which Shares are covered by the Registration Statement. I understand that the Shares are to be offered and sold in the manner described in the Prospectus.

I have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the reported cases interpreting those laws.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, and, when issued and delivered pursuant to the Underwriting Agreement and, with respect to the Company Shares, against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the caption “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Howard Malovany
Name:	Howard Malovany
Title:	Vice President, Corporate
General Counsel and Secretary